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                                                                                EXHIBIT
12

                                TENNECO CREDIT CORPORATION
                               AND CONSOLIDATED SUBSIDIARIES

                             COMPUTATION OF RATIO OF EARNINGS
                                     TO FIXED CHARGES
                                        (Unaudited)
                                                                   (Thousands)
                                                                Nine Months Ended
                                                                  September 30,
                                                                1995         1994
Net income................................                    $ 14,908        $ 34,248
Add:
    Interest expense.......................                     66,959          93,773
    Income taxes...........................                      9,646          22,830

        Earnings as defined.................                  $ 91,513        $150,851

Fixed charges--interest expense...........                    $ 66,959        $ 93,773

Ratio of earnings to fixed charges........                       1.37            1.61

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